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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus/Proxy Statement of Ascend Communications, Inc. and Stratus Computer, Inc. for the registration of shares of Ascend Communications, Inc. common stock and to the incorporation by reference therein of our reports dated January 21, 1998, with respect to the consolidated financial statements of Stratus Computer, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 28, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
August 21, 1998